Exhibit 10.1

TEMPORARY EMPLOYMENT AGREEMENT

This TEMPORARY EMPLOYMENT AGREEMENT (“Agreement”) is dated as of June 15, 2011, by and between Harbinger Group Inc. (the “Company”) and Richard Hagerup (“Employee”) (each a “Party” and together, the “Parties”).

WHEREAS, the Parties wish to establish the terms of the Employee’s temporary at-will employment with the Company as set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual considerations herein and for other good and valuable consideration, the Parties agree as follows:

1.    Termination of Other Agreements.  All agreements by and between the Company and Employee, or between the Company and any third party with respect to Employee, if any, are hereby terminated and superseded and replaced in their entirety by this Agreement.

2.                Start Date.  Employee’s employment under this Agreement with the Company shall commence effective as of June 1, 2011 (“Start Date”).  Although Employee and the Company anticipate that Employee’s employment will cease on December 1, 2011, Employee’s employment shall remain at all times “at will,” meaning that either the Employee or the Company may end the employment relationship at any time for any reason or for no reason whatsoever and without notice.

3.    Title; Duties; Hours of Work.  Employee’s title will be Interim Chief Accounting Officer, subject to any necessary corporate approvals, or such other title as the Company may determine from time to time.  During Employee’s employment, Employee will devote substantially all of Employee’s full working time and attention to the performance of Employee’s duties and to the promotion of the business interests of the Company and its affiliates.  Without limiting the foregoing, Employee shall perform such hours of work as are necessary to fulfill his job function as determined by the Company, including abiding by the Company’s formal hours of work from 8:30 AM to 5:30 PM, Eastern Time, Monday through Friday, subject to modification based on the Company’s business needs in its sole discretion.

4.    Principal Location of Employment.  Employee’s principal location of employment shall be at such locations as designated from time to time by the Company.

5.    Compensation.

a.    Employee’s bi-weekly pay will be $9,230.77 (Nine Thousand Two Hundred Thirty Dollars and Seventy Seven Cents) payable in accordance with the regular payroll practices of the Company (“Base Pay”).  Employee will not be eligible to receive overtime pay because he is exempt from the state and federal overtime pay requirements as a professional.

b.    The Company is authorized to deduct or cause to be deducted from any payment or benefit under this Agreement all taxes and amounts required or authorized by law to be withheld.

6.    Benefits.  As a temporary employee, Employee will not be eligible to participate in any of the Company’s benefits plans.

7.    Representations and Warranties.  Employee represents and warrants that Employee is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit Employee’s ability to perform Employee’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements, and Employee’s employment with the Company does not violate the terms of any agreement to which Employee is a party.  Employee further represents and warrants that Employee will not bring to the Company, without prior written permission or license, any data, information, programs, models or intellectual property that either belongs to any other person or firm or as to which Employee’s use or possession is restricted.

8.    Employment Relationship.  Employee’s employment is temporary and “at will.”  This Agreement is not a contract of employment for any specific period of time, and Employee’s employment may be terminated by Employee or by the Company at any time for any reason or no reason whatsoever, provided, however, that if the Company terminates Employee’s employment other than for Cause (as defined below) with less than 30 days’ notice, the Company shall continue to pay the Employee’s salary through the 30-day period (the “Notice Period”).  For purposes of this Agreement, the term “Cause” shall mean (as determined by the Company in good faith) that Employee has (i) engaged in conduct amounting to fraud or dishonesty against the Company or any affiliate; (ii) engaged in unethical conduct related to his services under this Agreement; (iii) committed a violation of a securities law, rule or regulation of the United States, any state or subdivision therein, or any other applicable jurisdiction, or of the Company’s compliance policies and procedures; (iv) acted in a negligent manner or committed willful misconduct in the performance of his duties hereunder; (v) been under the influence of drugs or alcohol while on the premises of the Company or its affiliates; or (vi) committed a breach or violation of the terms of this Agreement or otherwise failed to perform the services hereunder in accordance with the terms of this Agreement.

9.    Travel Expenses.  The Company will reimburse Employee for all actual, reasonable and direct travel expenses incurred by Employee in the performance of his duties, including travel to New York, New York from Miami, Florida.

10.   Termination.  Upon termination of Employee’s employment with the Company for any reason or for no reason, Employee’s rights to receive compensation shall cease, except for any accrued but unpaid Base Pay and, if the Company terminates Employee’s employment without Cause and upon less than 30 days’ notice, Base Pay through the Notice Period.

11.   Confidential Information.  Employee acknowledges that during Employee’s employment Employee will have access to certain Confidential Information (as defined below) belonging to the Company, its affiliates, and/or other entities affiliated with Philip A. Falcone,  which derives value from being not generally known to the public or to other persons or entities who can obtain value from its disclosure or use.  Accordingly, Employee agrees to maintain the confidentiality of all such Confidential Information, whether obtained by him before or after the date of this Agreement, and to hold all such information in a fiduciary capacity solely for the benefit of the Company and its affiliates.  “Confidential Information” means non-public information concerning the operations, systems, services, personnel, financial affairs and investment and trading philosophies, strategies and techniques and performance record and statistics of the Company and/or its affiliates, computer software, forms, contracts, agreements, literature or other documents designed, developed or written by, for, with or on behalf of the Company, its affiliates or any of their respective clients or investors, client and investor contact lists, and the identity of any clients or investors of the Company or its affiliates or other information about such clients, investors or their investments.

12.    Company Property.  Employee acknowledges that all Company equipment (including computers, PDAs, mobile telephones and software), and originals and copies of materials, records, documents, files and memoranda (including materials maintained electronically), generated by Employee or coming into Employee’s possession or under Employee’s control in the course of Employee’s employment, whether before or after the date of this Agreement, including but not limited to Confidential Information, are the sole property of the Company and its affiliates (“Company Property”).  Upon the termination of Employee’s employment for any reason or for no reason, or upon the request of the Company at any time, Employee will promptly deliver all Company Property to the Company.  At no time will Employee remove or cause to be removed from the premises of the Company any Company

Property, including but not limited to any computer data related to the foregoing, except in furtherance of Employee’s duties to the Company.

13.    Non-Disparagement.  During Employee’s employment with the Company and thereafter, Employee agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Company, its affiliates, or Philip A. Falcone or any entity affiliated with Philip A. Falcone, any Disparaging (defined below) remarks, comments or statements concerning the Company, its affiliates, Philip A. Falcone or any entity affiliated with Philip A. Falcone, or any of their respective present and former members, partners, directors, officers, employees or agents.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the subject individual or entity.  This provision does not apply to truthful statements made to a government or regulatory agency or to truthful testimony or pleadings in an arbitration, lawsuit or other judicial or administrative proceeding.

14.    Intellectual Property.  Employee agrees that Employee's work on and contributions to documents, software and other expressions in tangible media are within the scope of Employee's employment with the Company and are "work made for hire" as that phrase is used in United States copyright laws.  Employee agrees to grant, assign and transfer to the Company all of Employee's right, title and interest in any inventions or material for which a copyright or patent may be obtained including without limitation, any newly created software, process, design, technique, product, application, development or improvement, whether patentable or copyrightable or not, which Employee conceives, makes or contributes to in any way during Employee's employment with the Company, whether before or after the date of this Agreement, including but not limited to those which result from work begun or performed or ideas conceived while Employee is in the employ of the Company, whether before or after the date of this Agreement.  Employee agrees to cooperate fully with the Company in its efforts to obtain patents or copyrights for such inventions, materials, documents and expressions.

15.    Remedy for Breach.  Employee hereby acknowledges that the provisions of Paragraphs 11 through 14 are reasonable, valid and necessary for the protection of the Company and its affiliates.  Employee further acknowledges that the Company and its affiliates will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, Employee and the Company agree that, in addition to any other relief to which the Company and its affiliates may be entitled, including claims for damages, the Company and its affiliates shall be entitled to seek injunctive relief (without the requirement of any bond or other security) from a court of competent jurisdiction for the purpose of restraining an actual or threatened breach of the covenants in Paragraphs 11 through 14.

16.    Governing Law; Arbitration. The Parties agree that any dispute, controversy or claim between the Parties arising out of, relating to or concerning Employee’s employment with the Company, termination of such employment, or this Agreement shall be finally settled by arbitration in New York, New York before and in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) before a single arbitrator.  The arbitrator shall not have the authority to modify or change any of the terms of this Agreement.  The arbitrator may award interim relief and grant specific performance in addition to monetary damages.  The arbitrator’s award shall be final and binding upon all Parties and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States.  Each Party shall bear its own costs and expenses incurred in connection with any such arbitration proceeding or a government agency, to the fullest extent permitted by applicable law.  For purposes of any actions or proceedings ancillary to the arbitration referenced above, the Parties agree to submit to the exclusive jurisdiction of the state and federal courts sitting in New York County.  Notwithstanding the foregoing, (a) the Company shall have the right to seek and obtain interim injunctive relief, pending a final judgment confirming a final arbitration award, from a court of competent jurisdiction to enforce Paragraphs 11 through 14 of this Agreement; and (b) if a court of competent jurisdiction determines that a Party’s claim is not arbitrable, then the Parties waive their right, if any, to a trial by jury of any such claim. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof, except to the extent that the Federal Arbitration Act (“FAA”) applies to an arbitration pursuant to this Paragraph 16, in which case the FAA shall apply.

17.    Confidentiality of this Agreement.  The terms of this Agreement and the offer of employment set forth herein are strictly confidential and may not be disclosed by Employee to any third party, other than Employee’s spouse, attorney and/or accountant, or a government agency, without the written consent of the Company.

18.    Miscellaneous.

a.     This Agreement contains the entire understanding of the Parties and supersedes all prior agreements, written or oral, with respect thereto.  This Agreement may be modified only in a document signed by an officer of the Company.  The failure of the Company to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

b.    This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Employee without written consent signed by the other Party; provided that the Company may assign the Agreement to (x) any affiliate of the Company, or any successor that continues the business of the Company or (y) any entity that leases the services of the Employee pursuant to an agreement with the Company.

c.    If any provision of this Agreement is determined to be unenforceable, the remainder of this Agreement shall not be adversely affected thereby.

d.    In executing this Agreement, Employee represents that Employee has not relied on any representation or statement not set forth herein, and Employee expressly disavows any such representations or statements.

e.    Paragraphs 11 through 18 of this Agreement shall survive the termination of Employee’s employment with the Company.

f.    The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

g.   This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EMPLOYEE

/s/ Richard Hagerup
Richard Hagerup

Dated: June 15, 2011

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron
Name:	Francis T. McCarron
Title:	Executive Vice President and Chief Financial Officer

Dated: June 15, 2011